                                                                  Exhibit (h)(5)

             SUB-ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
             ----------------------------------------------------

     THIS AGREEMENT is made as of August 31, 2001 by and among PFPC INC., a Massachusetts corporation ("PFPC"), PACIFIC FUNDS, a Delaware business trust, (the "Fund") and PACIFIC LIFE INSURANCE COMPANY, a life insurance company domiciled in California ("Pacific Life").

                                 W I T N E S S E T H :

     WHEREAS, Pacific Life has entered into an Administration Agreement dated June 13, 2001 with the Fund pursuant to which Pacific Life is authorized to provide or procure certain administrative and shareholder services for the Fund and each of its investment portfolios (the "Administration Agreement"); and

     WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

     WHEREAS, Pacific Life and the Fund wishes to retain PFPC to provide administration and accounting services with respect to the Fund's investment portfolios listed on Exhibit A attached hereto and made a part hereof, as such Exhibit A may be amended from time to time (each a "Portfolio"), and PFPC wishes to furnish such services.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.  Definitions.  As Used in this Agreement:
    ----------------------------------------

     (a)  "1933 Act" means the Securities Act of 1933, as amended.

     (b)  "1934 Act" means the Securities Exchange Act of 1934, as amended.

     (c) "Authorized Person" means any officer of the Fund and any other person duly authorized by the Fund's Board of Trustees or by an officer of the Fund or other duly authorized person to give Oral Instructions and Written Instructions on behalf of the Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by the parties hereto.

     (d)  "CEA" means the Commodities Exchange Act, as amended.

     (e) "Oral Instructions" mean oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.

     (f)  "SEC"  means the Securities and Exchange Commission.

     (g) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

     (h) "Shares" means the shares of beneficial interest of any series or class of the Fund.

     (i) "Written Instructions" mean (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered by hand, mail, tested telegram, cable, telex or facsimile sending device.

2.   Appointment.  Pacific Life and the Fund hereby appoints PFPC to provide
     -----------
     administration and accounting services with respect to each of the Portfolios, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3.   Delivery of Documents.  The Fund or Pacific Life has provided or, where
     ---------------------
     applicable,
     will provide PFPC with the following:

     (a) at PFPC's request, certified or authenticated copies of the resolutions of the Fund's Board of Trustees, approving the appointment of PFPC or its affiliates to provide services to each Portfolio and approving this Agreement;

     (b)  a copy of Fund's most recent effective registration statement;

     (c)  a copy of each Portfolio's advisory agreement or agreements;

     (d) a copy of the distribution/underwriting agreement with respect to each class of Shares representing an interest in a Portfolio;

     (e) a copy of each additional administration agreement with respect to a Portfolio;

     (f) a copy of each distribution and/or shareholder servicing plan and agreement made in respect of the Fund or a Portfolio;

     (g)  a copy of the Fund's Declaration of Trust and By-Laws; and

     (h) copies (certified or authenticated, where applicable) of any and all amendments or supplements to the foregoing.

 4.  Compliance with Rules and Regulations.
     -------------------------------------

     PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. In addition, PFPC shall act in accordance with the Declaration of Trust, by-laws, and registration statement of the Fund on file with the Securities and Exchange Commission ("SEC"), as amended from time to time ("Registration Statement"), the policies and procedures adopted by the Board of Trustees of the Fund (the "Board"), and the instructions of the Board. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by the Pacific Life, the Fund or any other entity.

 5.  Instructions.
     ------------

     (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.

     (b) PFPC shall be entitled to rely upon any Oral Instruction or Written Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Fund's Board of Trustees or of the Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

     (c) Pacific Life agrees to forward (or cause the Fund to forward) to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions. Where Oral Instructions or Written Instructions reasonably appear to have been received from an Authorized Person, PFPC shall incur no liability to Pacific Life or the Fund in acting upon such Oral Instructions or Written Instructions provided that PFPC's actions comply with such Oral or Written Instructions and the other provisions of this Agreement.

6.  Right to Receive Advice.
    -----------------------

     (a)  Advice of the Fund.  If PFPC is in doubt as to any action it should or
          ------------------
          should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the Fund.

     (b)  Advice of Counsel.  If PFPC shall be in doubt as to any question of
          -----------------
          law pertaining to any action it should or should not take, PFPC may request advice at its own cost from counsel of its own choosing (who may be counsel for the Fund, the Fund's investment adviser or PFPC, at the option of PFPC).

     (c)  Conflicting Advice.  In the event of a conflict between directions or
          ------------------
          advice or Oral Instructions or Written Instructions PFPC receives from the Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. PFPC shall promptly notify Pacific Life in the event such advice is inconsistent with Oral or Written Instructions PFPC receives from the Fund or Pacific Life.

     (d)  Protection of PFPC.  PFPC shall be protected in any action it takes or
          ------------------
          does not take in reliance upon directions or advice or Oral Instructions or Written Instructions it receives from the Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

7.  Records; Visits.
    ---------------

     (a) The books and records pertaining to the Fund and the Portfolios which are in the possession or under the control of PFPC shall be the property of the Fund. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. The Fund, Pacific Life and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of Pacific Life or the Fund, copies of any such books and records shall be provided by PFPC to the Fund or to an Authorized Person, at the Fund's expense. Upon reasonable notice by the Fund, PFPC shall make available during regular business hours its facilities and premises employed in connection with its performance of this Agreement for reasonable visits by the Fund, any agent or person designated by the Fund, Pacific Life or any regulatory agency having authority over the Fund.

     (b)  PFPC shall keep the following records:

          (i) all books and records with respect to each Portfolio's books of account;

          (ii)  records of each Portfolio's securities transactions; and

          (iii) all other books and records as PFPC is required to maintain pursuant to Rules 31a-1 or 31a-2 of the 1940 Act and other applicable securities laws, rules and regulations in connection with the services provided hereunder.

8.   Confidentiality.   Each party shall keep confidential any information
     ---------------
     relating to each other party's business ("Confidential Information"). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Fund, Pacific Life or PFPC, their respective subsidiaries and affiliated companies and the customers, clients and suppliers of any of them; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Fund, Pacific Life or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; (d) all books and records of the Fund and each Portfolio relating to the Fund and its shareholders, including broker-dealer or other sales relationships; (e) all non-public personally identifiable financial and/or health information ("NPI"), as defined in federal and state law, regarding consumers, customers, former customers and/or their beneficiaries, and (f) anything designated as confidential. Notwithstanding the foregoing, information shall not be subject to such confidentiality obligations if it: (i) is already known to the receiving party at the time it is obtained; (ii) is or becomes publicly known or available through no wrongful act of the receiving party; (iii) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (iv) is released by the protected party to a third party without restriction; (v) is required to be disclosed by the receiving party pursuant to a requirement of a court order, subpoena, governmental or regulatory agency or law (provided the receiving party will provide the other party written notice of such requirement, to the extent such notice is permitted); (vi) is relevant to the defense of any claim or cause of action asserted against the receiving party; or (vii) has been or is independently developed or obtained by the receiving party. Further, each party may share Confidential Information with such party's counsel, accountants and other service providers to the extent reasonably necessary to facilitate compliance with applicable legal and regulatory requirements and financial reporting obligations. With respect to item (e) in the preceding paragraph, each party further agrees to establish and maintain administrative, technical and physical safeguards to protect the security, confidentiality and integrity of the NPI. At the request of the party that owns the NPI, or in the absence of such request, upon termination of this Agreement, the other party shall promptly return all NPI which has been provided to it, or dispose of such NPI in a manner agreed upon by the parties.

          No party shall use the Confidential Information of any other party for any purpose whatsoever, except as expressly contemplated under this Agreement.

9.   Liaison with Accountants.  PFPC shall act as liaison with the Fund's
     ------------------------
     independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Portfolio. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by the Fund.

10.  PFPC System.
     -----------
     (a) PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to the Fund under this Agreement.

     (b) Notwithstanding the above, PFPC agrees that Pacific Life, the Fund and/or its or their employees and agents, shall be free to use and employ their general know-how, skills, and expertise, and to use, disclose, and employ any generalized ideas, concepts, know-how, methods, techniques or skills gained or learned during the course of any services performed hereunder, subject to their obligations respecting PFPC's Confidential Information pursuant to Section 8.

11.  Disaster Recovery.  PFPC shall enter into and shall maintain in effect with
     -----------------
     appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to Pacific Life or the Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, negligence or reckless disregard of its duties or obligations under this Agreement. PFPC agrees to take measures to ensure that back-up systems are available in the event of a disaster as described in this Section 11, and to back-up data maintained pursuant to this Agreement on a daily basis. Upon the Fund's request, PFPC shall timely provide the Fund with copies of PFPC's then current disaster recovery plan and related documentation.

12.  Compensation.  As compensation for services rendered by PFPC during the
     ------------
     term of this Agreement, Pacific Life and the Fund will pay to PFPC a fee or fees as may be agreed to in writing by Pacific Life, the Fund and PFPC.

13.  Indemnification.
     ---------------

(a) The Fund, on behalf of each Portfolio, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes (i) in connection with the provision of services to the Fund hereunder, (ii) at the request or direction of Pacific Life or the Fund,
     (iii) upon Oral or Written Instructions, or (iv) under PFPC's prescribed procedures. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Agreement. Any amounts payable by the Fund hereunder shall be satisfied only against the relevant Portfolio's assets and not against the assets of any other investment portfolio of the Fund. (b) PFPC agrees to indemnify, defend and hold harmless Pacific Life, the Fund, and each of their affiliates, including their respective officers, directors, trustees, agents, and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from the failure of PFPC to comply with any provision, representation, warranty or other term of this Agreement or with applicable law or regulation.

14.  Responsibility of PFPC.
     ----------------------

     (a) PFPC shall be under no duty to take any action hereunder on behalf of Pacific Life or the Fund or any Portfolio except as specifically set forth herein or as may be specifically agreed to by PFPC, Pacific Life and the Fund in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, negligence or reckless disregard of such duties.

     (b) Without limiting the generality of the foregoing or of any other provision of this Agreement, (i) PFPC shall not be liable for losses beyond its control, including without limitation (subject to Section
          11), delays or errors or loss of data occurring by reason of circumstances beyond PFPC's control, provided that PFPC has acted in accordance with the standard set forth in Section 14(a) above; and
          (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity or authority or lack thereof of any Oral Instruction or Written Instruction, notice or other instrument which conforms to the applicable requirements of this Agreement, and which PFPC reasonably believes to be genuine.

     (c) Notwithstanding anything in this Agreement to the contrary, (i) neither PFPC nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by PFPC or its affiliates.

     (d) Each party shall have a duty to reasonably mitigate damages for which the other party may become responsible.

     (e) PFPC will maintain insurance of the types and in the amounts that PFPC reasonably believes is adequate for its business, including, but not limited to, insurance covering errors and omissions, and all other risks customarily insured against by similarly situated companies, all of which insurance is currently in full force and effect and will remain so through the term of this Agreement.

15.  Description of Accounting Services on a Continuous Basis.
     --------------------------------------------------------

     PFPC will perform the following accounting services with respect to each
     Portfolio:

     (i) Journalize investment, capital share and income and expense activities;

     (ii) Verify investment buy/sell trade tickets when received from the investment adviser (which shall include a sub-adviser) for a Portfolio (the "Adviser") and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

     (iii)  Maintain individual ledgers for investment securities;

     (iv)   Maintain historical tax lots for each security;

     (v) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Adviser with the beginning cash balance available for investment purposes;

     (vi) Update the cash availability throughout the day as required by the Adviser;

     (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

     (viii) Calculate various contractual expenses (e.g., advisory and custody
                                                    ----
            fees);

     (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

     (x) Control all disbursements and authorize such disbursements upon Written Instructions;

     (xi)   Calculate capital gains and losses;

     (xii)  Determine net income;

     (xiii) Obtain security market quotes from independent pricing services approved by the Fund or the Adviser, or if such quotes are unavailable, then obtain such prices in accordance with the valuation procedures of the Fund, and in either case calculate the market value of each Portfolio's Investments;

     (xiv) Transmit or fax a copy of the daily portfolio valuation to the Adviser;

     (xv) Compute net asset value and per share in accordance with the Fund's Registration Statement and valuation procedures;

     (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity in accordance with applicable laws and regulations; and

     (xvii) Prepare a quarterly financial statement as necessary, which will include the following items:

                    Schedule of Investments
                    Statement of Assets and Liabilities
                    Statement of Operations
                    Statement of Changes in Net Assets
                    Cash Statement
                    Schedule of Capital Gains and Losses
                    Financial Highlights

16.  Description of Administration Services on a Continuous Basis.
     ------------------------------------------------------------

     PFPC will perform the following administration services with respect to each Portfolio:

     (i)    Prepare quarterly broker security transactions summaries;

     (ii)   Prepare monthly security transaction listings;

     (iii) Supply various normal and customary Portfolio and Fund statistical data as requested on an ongoing basis;

     (iv) Prepare for execution and file the Fund's Federal and state tax returns and any foreign tax returns required to be filed by the Fund;

     (v) Monitor each Portfolio's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended;

     (vi) Prepare the Fund's annual and semi-annual reports, prospectus, Statement of Additional Information, and other communications required or otherwise to be sent to shareholders;

     (vii) Prepare and file in coordination with the Fund's counsel the Post-Effective Amendments to the Fund's Registration Statement, annual and semi-annul reports to shareholders, and other communications required or otherwise to be sent to Fund shareholders; prepare and file reports to the SEC including the preparation and filing of (i) annual and semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

     (viii) Assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Fund's Board of Trustees;

     (ix) Monitor the Fund's assets to assure adequate fidelity bond coverage is maintained;

     (x) Draft agendas, resolutions and materials in accordance with standards specified by the Board of Trustees for quarterly or other periodic Board meetings;

     (xi)   Coordinate the preparation, assembly and mailing of Board materials;

     (xii) Maintain the Fund's corporate calendar to assure compliance with various filing and Board approval deadlines;

     (xiii) Coordinate contractual relationships and communications between the Fund and its contractual service providers;

     (xiv) Prepare and file state notice filings of the Fund's securities and monitor the Fund's compliance with the amounts and conditions of each state qualification, provided that the Fund shall be responsible for any registration or filing fees related to such activity;

     (xv) To the extent reasonably by Pacific Life, receive and respond to inquiries from shareholders or their agents or representatives relating to the Fund in accordance with mutual fund industry standards, concerning, among other things, account information, or referring any such inquiries to the Fund's officers or appropriate agents.

     (xvi) Provide periodic testing of the holdings of each Portfolio to assist Pacific Life and the Fund in complying with the requirements of the 1940 Act and the Fund's investment limitations and policies as contained in the Registration Statement and to report the results of such testing to the Fund's Board of Trustees and to Pacific Life with such frequency and in such detail as may be mutually agreed upon;

     (xvii) Review calculation, submit for approval by officers of the Fund, and arrange for payment of Fund expenses;

     (xviii) Organize, attend, and prepare minutes of shareholder meetings;

     (xix) Develop or assist in developing procedures to monitor compliance by the Fund and its various agents with Securities Laws, the objectives, policies and limitations set forth in the Registration Statement, any policies or procedures adopted by the Board, and any other matters as agreed to between Pacific Life or the Fund and PFPC;

     (xx) Assist the Fund in the handling of regulatory examinations and responses thereto;

     (xxi) Coordinate with Fund counsel the preparation and filing of proxy materials; and

     (xxii) Calculate and monitor compliance with NASD Conduct Rule 2830(d) with respect to each class of shares of the Fund.

17.  Duration and Termination.  This Agreement shall continue until terminated
     ------------------------
     without penalty by a party on sixty (60) days' prior written notice to the other parties. In the event Pacific Life or the Fund gives notice of termination, (unless such termination is derived from PFPC's breach of any provision of this Agreement) all reasonable expenses of PFPC associated with movement (or duplication) of records and materials and conversion thereof to a successor accounting and administration services agent(s) (and any other service provider(s)), and all trailing expenses incurred by PFPC, will be borne by the party giving such notice. No such expenses shall be payable in the event PFPC gives notice of termination.

18.  Phase Back.
     -----------

     (a) Upon termination of this Agreement and payment of all undisputed fees, PFPC shall at the Fund's expense deliver to Pacific Life, the Fund and any successor service provider as the Fund may designate, in machine readable form on such media as the Fund or its designee reasonably requests, a copy of all Fund records, files and data maintained by PFPC for the Fund hereunder, including, without limitation, all data in PFPC's possession which are related to the services provided by PFPC for the Fund. Notwithstanding and in addition to the foregoing, as soon as reasonably practicable after the issuance of a notice of termination by a party, PFPC shall at the Fund's expense deliver to the Fund or its designee the then most current data in PFPC's possession which are related to the services provided by PFPC for the Fund.

     (b) PFPC agrees to cooperate with any third parties, as designated by the Fund, in performing the tasks it will perform as part of such additional support. Further, any service initiated prior to the effective date of the termination of this Agreement shall be completed as otherwise provided in accordance with the terms and conditions of this Agreement.

     (c) In the event of a termination under the terms of the Agreement, the parties may agree to extend the term of this Agreement for the sole purpose of accomplishing the Phase Back as described in this Section.

     (d) If at the time of termination the Fund in good faith legitimately disputes any fees owed to PFPC under this Agreement, the Fund shall do the following upon any notice of termination (i) pay PFPC any and all undisputed fees owed under this Agreement; and (ii) provide PFPC a detailed written description of the disputed amount and the basis for the Fund's dispute with such amount. In addition, the Fund shall cooperate with PFPC in good faith in resolving any disputed fees and then promptly paying such amounts mutually determined to be due.

19.  Notices. Notices shall be addressed (a) if to PFPC, at 400 Bellevue
     -------
     Parkway, Wilmington, Delaware 19809, Attention: President; (b) if to Pacific Life or the Fund, at 700 Newport Center Drive, Newport Beach, CA 92660, Attention: Robin Yonis; (c) if to none of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given three days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

20.  Amendments.  This Agreement, or any term thereof, may be changed or waived
     ----------
     only by written amendment, signed by all parties is sought.

21.  Delegation; Assignment.  PFPC may assign its rights hereunder to any
     ----------------------
     majority-owned direct or indirect subsidiary of PFPC or The PNC Financial Services Group, Inc., provided that PFPC gives the Fund 30 days prior written notice of such assignment and provides a written representation that such assignment will not affect the quality of services provided hereunder or the financial condition of the service provider.

22.  Counterparts.  This Agreement may be executed in two or more counterparts,
     ------------
     each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

23.  Further Actions.  Each party agrees to perform such further acts and
     ---------------
     execute such further
     documents as are necessary to effectuate the purposes hereof.

24.  PFPC DataStation Access Services. PFPC shall provide the DataStation
     --------------------------------
     Internet access services as set forth on Exhibit B attached hereto and made a part hereof, as such Exhibit B may be amended from time to time. Persons who are "Authorized Persons" to access DataStation are set forth on Exhibit C attached hereto and made a part hereof, as such Exhibit C may be amended from time to time.

25.  Miscellaneous.
     -------------

     (a) Notwithstanding anything in this Agreement to the contrary, the Fund agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written notice to of PFPC.

     (b) This Agreement (which includes all exhibits and attachments hereto) embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of the Fund or any other person.

     (c) This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

     (d) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     (e) The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

     (f) A Copy of the Fund's Certificate of Trust is on file with the State of Delaware and notice is hereby given that this Agreement has been executed on behalf of the Trust by a trustee or officer of the Trust in his or her capacity as such and not individually. The obligations of this Agreement shall only be binding upon the assets and property of the Fund and shall not be binding upon any trustee, officer, or shareholder of the Fund individually. Further, the debts, liabilities, obligations and expenses incurred or contracted for hereunder with respect to a Portfolio shall be enforceable against the assets of that Portfolio only and not against the assets of the Fund generally or any other Portfolio.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.


                              PFPC INC.


                              By: /s/ Steven Wynne
                                 ____________________________

                              Title: Executive Vice President
                                    _________________________




                              PACIFIC LIFE INSURANCE COMPANY


                              By: /s/ Glenn S. Schafer
                                 ____________________________

                              Title: President
                                    _________________________



                              By: /s/ Audrey L. Milfs
                                 _____________________________

                              Title: Vice President & Secretary
                                    __________________________



                              PACIFIC FUNDS


                              By: /s/ Glenn S. Schafer
                                 _____________________________

                              Title: President
                                    __________________________

                                   EXHIBIT A
                                   ---------



     THIS EXHIBIT A, dated as of August 31, 2001 is Exhibit A to that certain Sub-Administration and Accounting Services Agreement dated as of August 31, 2001 among PFPC Inc. and Pacific Life Insurance Company, and Pacific Funds.



                                 PORTFOLIOS
                                 ----------


                             PF AIM Blue Chip Fund
                         PF AIM Aggressive Growth Fund
                        PF INVESCO Health Sciences Fund
                           PF INVESCO Technology Fund
                         PF Janus Strategic Value Fund
                            PF Janus Growth LT Fund
                       PF Lazard International Value Fund
                           PF MFS Mid-Cap Growth Fund
                           PF MFS Global Growth Fund
                           PF PIMCO Managed Bond Fund
                       PF Pacific Life Money Market Fund
                    PF Salomon Brothers Large-Cap Value Fund

                                   EXHIBIT B

                          DataStation Access Services
                          ---------------------------


THIS EXHIBIT B, dated as of August 31, 2001, is Exhibit B to the Sub-Administration and Accounting Services Agreement dated August 31, among
Pacific Life Insurance Company ("Pacific Life"), PFPC Inc. ("PFPC"), and Pacific Funds ("Fund").

1.   PFPC Services
-    -------------

     (a) Provide Internet access to PFPC DataStation ("DataStation") at www.pfpcdatastation.com (the "Site") for Fund portfolio data otherwise
          -----------------------
          supplied by PFPC to Fund service providers via other electronic and manual methods (the "Services"). Types of information to be provided on the Site include: (i) data relating to portfolio securities, (ii) general ledger balances, and (iii) net asset value-related data (NAV and net asset, distribution and yield detail).

     (b) Supply each of the Authorized Persons specified on Exhibit C as permissible users of DataStation (the "Users") with a logon ID and Password;

     (c) Provide to Users access to the information listed in (a) above using standard inquiry tools and reports. Users will be able to modify standard inquiries to develop user-defined inquiry tools; however, PFPC will review computer costs for running user-defined inquiries and may assess surcharges for those requiring excessive hardware resources. In addition, costs for developing custom reports or enhancements are not included in the fees set forth below and will be negotiated and billed separately.

     (d) Utilize a form of encryption that is generally available to the public in the U.S. for standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and these types of users) and exercise commercially reasonable efforts to maintain the security and integrity of the Site; and

     (e) Monitor the telephone lines involved in providing the Services and inform the Fund promptly of any malfunctions or service interruptions.

2.   Duties of Pacific Life and the Users
-    ------------------------------------

     (a) Provide and maintain a web browser supporting Secure Sockets Layer 128-bit encryption; and

     (b) Keep logon IDs and passwords confidential and notify PFPC immediately in the event that a logon ID or password is lost, stolen or if you have reason to believe that the logon ID and password are being used by an unauthorized person.

3.   Standard of Care; Limitations of Liability
-    ------------------------------------------

     (a) Notwithstanding anything to the contrary contained in the Agreement or this Exhibit B, PFPC shall be liable for direct damages incurred by Pacific Life or the Fund and which arise out of PFPC's failure to perform its duties and obligations described in this Exhibit B to the extent such damages constitute willful misfeasance, bad faith, negligence or reckless disregard of its duties and obligations under this Exhibit B.

     (b) Pacific Life acknowledges that the Internet is an "open," publicly accessible network and not under the control of any party. PFPC's provision of Services is dependent upon the proper functioning of the Internet and services provided by telecommunications carriers, firewall providers, encryption system developers and others. Pacific Life agrees that PFPC shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Services other than those retained by PFPC, and shall not be liable in any respect for the selection of any such third party, unless that selection constitutes a breach of PFPC's standard of care above.

     (c) Without limiting the generality of the foregoing or any other provisions of this Exhibit B or the Agreement, PFPC shall not be liable for delays or failures to perform any of the Services or errors or loss of data occurring by reason of circumstances beyond such party's control, including acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrections, war, riots or failure of the mails, transportation, communication or power supply, functions or malfunctions of the Internet or telecommunications services, firewalls, encryption systems or security devices caused by any of the above, or laws or regulations imposed after the date of this Exhibit.

4.   Fees for DataStation Services.
-    ------------------------------

          As consideration for the performance by PFPC of the Services, Pacific Life will pay the fees set forth in a separate fee letter or work order as agreed between the parties from time to time.

5.   Duration, Termination and Changes to Terms.
-    -------------------------------------------

     (a) PFPC shall have the right at any time to review and propose changes to the terms and fees described in this Agreement. Such changes will become effective and bind the parties hereto after ninety (90) days from the date PFPC notifies the Fund of such changes, unless the Fund terminates this Agreement pursuant hereto or the parties agree otherwise at such time.

     (b) Either party may terminate this Agreement upon sixty (60) days prior written notice to the other. Any outstanding fees must be paid before this Agreement terminates.

6.   Miscellaneous.  In the event of a conflict between specific terms of this
-    -------------
     Exhibit B and the Agreement, this Exhibit B shall control as to the Internet Services.

PACIFIC LIFE INSURANCE                 PFPC INC.
COMPANY


By: /s/ Glenn S. Schafer               By: /s/ Steven Wynne
   _______________________                ____________________________
Name: Glenn S. Schafer                 Name: Steven Wynne
Title: President                       Title: Executive Vice President


By: /s/ Audrey L. Milfs
   _______________________
Name: Audrey L. Milfs
Title: Vice President & Secretary


PACIFIC FUNDS

By: /s/ Glenn S. Schafer
   _______________________
Name: Glenn S. Schafer
Title: President

                                   EXHIBIT C

                         DataStationAuthorized Persons

THIS EXHIBIT C, dated as of August 31, 2001 is Exhibit C to the Sub-Administration and Accounting Services Agreement dated August 31, among Pacific Life Insurance Company ("Pacific Life"), PFPC Inc. ("PFPC"), and Pacific Funds ("Fund").


The following individuals shall be Fund Authorized Persons to access PFPC
DataStation:

      Name                  Company or Firm                  Signature
     ------                 ---------------                  ---------
--------------------     ---------------------         ----------------------
--------------------     ---------------------         ----------------------
--------------------     ---------------------         ----------------------
--------------------     ---------------------         ----------------------
--------------------     ---------------------         ----------------------
--------------------     ---------------------         ----------------------
--------------------     ---------------------         ----------------------

PACIFIC LIFE INSURANCE                 PFPC INC.
COMPANY

By: /s/ Glenn S. Schafer               By: /s/ Steven Wynne
   -----------------------                ---------------------
Name   Glenn S. Schafer                Name:  Steven Wynne
Title: President                       Title: Executive Vice President


By: /s/ Audrey L. Milfs
   -----------------------
Name   Audrey L. Milfs
Title: Vice President & Secretary


PACIFIC FUNDS

By: /s/ Glenn S. Schafer
   -----------------------
Name:  Glenn S. Schafer
Title: President

                                 August 31, 2001


PACIFIC FUNDS


     Re: Sub-Administration and Accounting Services Agreement Fee Schedule
         -----------------------------------------------------------------

Dear Sir/Madam:

     This letter constitutes our agreement with respect to compensation to be paid to PFPC Inc. ("PFPC") by Pacific Life Insurance Company ("Pacific Life") and the Pacific Funds (the "Fund") under the terms of a Sub-Administration and Accounting Services Agreement dated August 31, 2001 among the Fund, Pacific Life and PFPC (the "Agreement") as amended from time to time for services provided on behalf of each of the Funds. Pursuant to Paragraph 12 of the Agreement, and in consideration of the services to be provided to the Fund, the Fund and Pacific Life will pay PFPC an annual sub-administration and accounting services fee to be calculated daily and paid monthly as set forth below. Pacific Life shall be responsible for all fees set forth in numbered Sections 1, 2, 3 and 4 below.
The Fund shall be responsible for all fees set forth in numbered Section 5 below.

1.  Asset Based Fees:

    The following annual fee will be calculated based upon each Portfolio's average net assets and paid monthly:

     .10% of each Fund's first $200 million of average net assets; .075% of each Fund's next $200 million of average net assets; .05% of each Fund's next $200 million of average net assets; and, .03% of each Fund's average net assets in excess of $600 million.

2.  Minimum Monthly Fee:

    The minimum monthly fee will be $9,500 for each Portfolio, exclusive of multiple class fee, data station fees and out-of-pocket expenses.

3.  Monthly Multiple Class Fee:

    The monthly multiple class fee will be $1,000 per class, for each class beyond the first class in each Fund.

4.  Monthly DataStation Fees:

    1-2 Funds      $250 per month
    3-5 Funds      $250 per month plus $85 per Fund over 2 Funds
    6-10 Funds     $505 per month plus $65 per Fund over 5 Funds
    11-15 Funds    $830 per month plus $50 per Fund over 10 Funds
    16-20 Funds    $1,080 per month plus $35 per Fund over 15 Funds
    over 20 Funds  $1,250 per month plus $30 per Fund over 20 Funds

5.  Out-of-Pocket Expenses:

    Pacific Life will reimburse PFPC for out-of-pocket expenses incurred on the Fund's behalf, including, but not limited to, postage, telephone, telex, overnight express charges, deconversion costs initiated by Pacific Life or the Fund, costs to obtain independent security market quotes, cost of access to the data warehouse system, processing fees related to initial Blue Sky filings and travel expenses incurred for Board meeting attendance.

6.  Miscellaneous:

    Any fee or out-of-pocket expenses not paid within 60 days of the date of the original invoice will be charged a late payment fee of 1% per month until payment of the fees are received by PFPC.

    If during the next two years, PFPC is removed from the Administration and Accounting Services Agreement, PFPC will recoup from the Fund 100% of the fees waived during that period.

    The fee for the period from the date hereof until the end of that year shall be prorated according to the proportion which such period bears to the full annual period.

     If the foregoing accurately sets forth our agreement and you intend to be legally bound thereby, please execute a copy of this letter and return it to us.


                              Very truly yours,

                              PFPC INC.

                              By: /s/ Steven Wynne
                                 ______________________

                              Name: Steven Wynne
                                   ____________________

                              Title: Executive Vice President
                                    _________________________

Agreed and Accepted:

PACIFIC  FUNDS


By: /s/ Glenn S. Schafer
   ______________________________

Name: Glenn S. Schafer
     ____________________________

Title: President
      ___________________________



PACIFIC LIFE INSURANCE COMPANY

By: /s/ Glenn S. Schafer
   ______________________________

Name: Glenn S. Schafer
     ____________________________

Title: President
      ___________________________


By: /s/ Audrey L. Milfs
   ______________________________

Name: Audrey L. Milfs
     ____________________________

Title: Vice President & Secretary
      ___________________________